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                                                                     EXHIBIT 2.2

                      INDEMNIFICATION AND ESCROW AGREEMENT

     This INDEMNIFICATION AND ESCROW AGREEMENT, dated as of May 15, 2001 (the "Escrow Agreement"), is by and among Davis Instruments, LLC, a Maryland limited liability company ("Davis"), INOTEK Technologies Corp., a Delaware corporation ("Inotek"), and Neal E. Young, David L. White and Dennis W. Stone (collectively, the "Indemnifying Persons"). This Escrow Agreement is entered into in connection with the merger contemplated by the Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among Davis, Inotek and the Indemnifying Persons. Capitalized terms used but not defined in this Escrow Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

     A. In accordance with the Merger Agreement, Davis will acquire Inotek pursuant to a merger of a subsidiary of Davis with and into Inotek, with Inotek as the surviving corporation.

     B. The Indemnifying Persons are holders of approximately 66% of the outstanding voting stock of Inotek. As a condition of Davis' determination to enter into and consummate the Merger Agreement, the Indemnifying Persons have agreed (i) to indemnify certain parties to the extent provided in Section 2 hereof, and (ii) to secure the performance by the Indemnifying Persons of such obligations by causing the Escrowed Amount (as defined in Section 1 hereof) to be held back from the consideration otherwise payable to the Indemnifying Persons at the Closing (in the amounts shown on Exhibit A attached hereto) and to be held and distributed in accordance with this Escrow Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein and other valuable consideration, including the benefits to be derived by Davis and the Indemnifying Persons as a result of the closing of the Merger, Davis, Inotek and the Indemnifying Persons hereby agree as follows:

          1. Definitions. The following terms shall have the following meanings:

          "Business Day" shall mean any day other than Saturday, Sunday, or any day which is a bank holiday in Texas.

          "Escrowed Amount" shall mean two hundred fifty seven thousand dollars ($257,000.00).

          2. Indemnification.  Subject to the terms and conditions of this
     Escrow Agreement and the Merger Agreement, from and after the Closing Date, the Indemnifying Persons indemnify and hold harmless Davis and its officers, directors, employees, agents and subsidiaries (including Inotek) (collectively, the "Indemnified Persons"), and the Indemnifying Persons shall reimburse the Indemnified Persons out of the Escrow Fund (as hereinafter defined) for all losses, liabilities, claims, damages, fines, penalties and expenses incurred after the Closing by any of the Indemnified Persons and arising from (i) any breach by Inotek or the Indemnifying Persons of the representations set forth in Section 2.04 of the Merger Agreement, but only to the extent that such breach is caused by Inotek's accounting treatment of any transaction, asset or liability other than in accordance with generally accepted accounting principles applicable to such item and the correcting entries relating to such item in Inotek's accounting records and related financial statements result in an adverse change in the reported financial condition or results of operations of Inotek; (ii) costs arising after the Closing in litigation relating to one or more breaches described in clause (i) above; (iii) costs, expenses, liabilities or other charges (including but not limited to attorney's fees and expenses) arising after the Closing directly or indirectly from the facts involved in the case identified by Inotek in Section 2.08 of the Disclosure Schedule and incurred by Inotek after the Closing in connection with a legal proceeding in which Inotek is a party; or (iv) costs, expenses, fines and penalties, if any, incurred by Inotek after the Closing as a result of Inotek's conducting business in one or more jurisdictions prior to the Closing without having taken all actions necessary to be qualified to do so, without having paid all required fees, taxes, and other charges imposed by such jurisdiction, or without obtaining all necessary licenses, franchises, permits or other governmental authorizations legally required by such jurisdiction (collectively, "Covered Costs"); provided, however, that, except for any liability arising from a breach of this
     Escrow Agreement, in no event shall the Indemnifying Persons' aggregate
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     liability hereunder exceed the amount of the Escrow Fund; provided further, that the maximum liability of each of the Indemnifying Persons hereunder shall be limited to such Indemnifying Person's pro rata portion of the Escrow Fund, as reflected on Exhibit A attached hereto; and provided further, that clause (iv) above shall not be applicable if, at or prior to the Closing, Inotek shall deliver to Davis a legal opinion, in form and substance reasonably satisfactory to Davis, to the effect that Inotek has, as of the Closing Date, the corporate power and authority to carry on its business in the jurisdictions in which it does business. Covered Costs shall include, without limitation, reasonable attorneys' fees and expenses, expenses of investigation and costs relating to claims against Davis, Inotek or any other Davis subsidiary or affiliate by any current or former officer, director or agent of any of such entities for indemnification or reimbursement or advancement of expenses, to the extent that such claims are described in clauses (i), (ii), (iii) or (iv) above.

          3. The Escrowed Amount; Investment. For the purpose of securing the obligation of the Indemnifying Persons set forth in Section 2 hereof, the Escrowed Amount shall be deposited by Davis into an escrow account (the "Escrow Account") pursuant to Section 1.06(b)(iii) of the Merger Agreement. The terms governing the Escrow Account shall be mutually acceptable to Neal
     E. Young and J. P. Bolduc (who shall act as the exclusive representatives of the Indemnifying Persons and Davis, respectively, with respect to the Escrow Account). Messrs. Young and Bolduc are referred to jointly herein as the "Escrow Representatives." No disbursement may be made from the Escrow Account except pursuant to the written authorization of both of the Escrow Representatives or in accordance with Section 5 of this Escrow Agreement.

          During the term of this Escrow Agreement, the Escrowed Amount and all earnings and proceeds thereof, less any payments required to be made pursuant to this Escrow Agreement (such net amount as of any date being the "Escrow Fund" as of such date) shall be held in the Escrow Account. During the term of this Escrow Agreement, no portion of the Escrow Fund shall be deemed to be the property of either Davis or the Indemnifying Persons. The Escrow Fund shall be invested and reinvested in any investments approved by both of the Escrow Representatives.

          4. Payment for Indemnification. (a) Should a Covered Cost be incurred by an Indemnified Person during the term of this Escrow Agreement, Davis shall deliver a notice to each of the Indemnifying Persons (a "Notice of Demand," with the date such Notice of Demand is delivered referred to herein as a "Notice Date"), executed by Davis. A Notice of Demand shall:

             (i) demand payment from the Escrow Fund, stating the amount thereof and the factual basis for the demand, in reasonable detail; and

             (ii) certify that Davis has delivered a copy of the Notice of Demand to each Indemnifying Person.

          (b) Except as otherwise provided in Section 5, the Escrow Representatives shall transfer the amount demanded (the "Escrow Payment") from the Escrow Fund to an account designated by Davis, on behalf of and in satisfaction of the rights of the Indemnified Persons, by 10:00 a.m. Central time on the date fifteen (15) Business Days after the applicable Notice Date (the "Payment Date").

          5. Objection. (a) If, after a Notice of Demand pursuant to Section 4 has been delivered to each of the Indemnifying Persons and prior to the applicable Payment Date, Neal E. Young (who is hereby empowered to act exclusively on behalf of the Indemnifying Persons with respect to this Escrow Agreement) shall deliver a notice to Davis conforming to the requirements of this Section 5 to the effect that the Indemnifying Persons object to payment of all or part of such Escrow Payment (an "Objection Notice,"), the Escrow Representatives shall cause to be paid to Davis out of the Escrow Account only the undisputed portion of such Escrow Payment on the Payment Date and shall not pay the disputed portion (the "Disputed Amount"), except as otherwise provided in this Section 5. Each Objection Notice shall be executed by Neal E. Young and shall state the amount of the demanded Escrow Payment which is disputed and the factual basis for such dispute, in reasonable detail.

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          (b) If Davis has received an Objection Notice prior to the applicable
     Payment Date, the Disputed Amount shall not be paid out of the Escrow Account to Davis unless (i) the Escrow Representatives shall have both executed a certificate (a "Joint Instruction"), or (ii) an Arbitration Order (as defined below) shall have been entered determining that all or a portion of the Disputed Amount is a Covered Cost (each, a "Dispute Resolution Notice"). Upon execution by the Escrow Representatives of a Joint Instruction or the entry of an Arbitration Order, the Escrow Representatives shall promptly cause to be paid to Davis out of the Escrow Fund, on behalf of and in satisfaction of the rights of the Indemnified Persons, the lesser of (i) the Disputed Amount or, if applicable, that portion of the Disputed Amount determined to be a Covered Cost in such Dispute Resolution Notice, plus simple interest thereon from the Notice Date until the date of such payment at the variable rate of interest per annum published in the Wall Street Journal (identified therein as the "Prime Rate") and defined therein as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks," or any successor to such rate published by the Wall Street Journal, plus any fees, costs and expenses payable to Davis pursuant to Section 6 hereof, or (ii) the amount then remaining in the Escrow Fund.

          6. Arbitration. In the event an Objection Notice shall have been delivered to Davis prior to payment of an Escrow Payment and a Joint Instruction shall not have been executed within 15 Business Days after the date on which the Objection Notice shall have been delivered to Davis, then either (i) once the Disputed Amount exceeds $25,000.00, or, (ii) if the Disputed Amount does not exceed $25,000.00 prior to the first anniversary of the Effective Time, then on such anniversary or as soon thereafter as practicable, Davis and the Indemnifying Persons shall submit the subject dispute to arbitration in accordance with applicable rules and procedures of the American Arbitration Association then in effect. No such arbitration shall require Davis or the Indemnifying Persons to provide any deposit or indemnity bond. The arbitration shall be conducted in Dallas, Texas. Each party agrees to use its commercially reasonable best efforts to achieve a resolution of such proceedings as promptly as practicable.

          The prevailing party or parties in such a proceeding shall be entitled to recover from the opposing party or parties attorneys' fees, witness costs and expenses and other costs and expenses reasonably incurred by such party in connection with such proceeding. The parties agree that their agreement to arbitrate, any judgment rendered with respect to an arbitration award and the obligations of the Escrow Representatives set forth in this Escrow Agreement shall be specifically enforceable. Upon a final determination in an arbitration proceeding hereunder, the arbitration panel shall notify Davis and the Indemnifying Persons thereof (such notice being the "Arbitration Order"). Jurisdiction of such arbitration panel shall be exclusive as to disputes between Davis and any of the Indemnifying Persons with respect to the Escrow Fund, and an Arbitration Order shall be final and binding upon Davis and all of the Indemnifying Persons. Neither Davis nor any of the Indemnifying Persons shall have the right to appeal any determination by an arbitration panel or otherwise to submit a dispute or controversy regarding the Escrow Fund to a court of law or any other forum, except that each party shall have the right to institute a civil action for damages and/or equitable relief based solely upon a failure by any of the parties to comply with the terms of this Escrow Agreement.

          7. Final Release of Funds. The balance in the Escrow Fund, if any, shall be distributed in the percentages shown on Exhibit A to such accounts as Neal E. Young may designate in writing, upon the earlier to occur of the following:

             (i) the time at which Davis provides a written notice to Neal E. Young to the effect that, in the exercise of reasonable business judgment, Davis is satisfied that no further costs, charges or other expenses are likely to be asserted for which the Escrow Fund may be charged pursuant to this Escrow Agreement; or

             (ii) twelve months after the Effective Time; provided, however, that if at the expiration of such period a Notice of Demand has been made by Davis which remains unpaid and with respect to which a final resolution has not been made (an "Unsettled Amount"), then the Unsettled Amount shall be held in the Escrow Account until the Notice of Demand has been resolved. Any Unsettled

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        Amount, together with any interest thereon as provided in Section 5(b)
        hereof, shall be released to the appropriate party as soon as practicable following a final resolution in accordance with this Escrow Agreement.

          8. Maintenance of Escrow Fund. The Escrow Representatives shall not permit the removal of any amount from the Escrow Account, except as permitted under this Escrow Agreement.

          9. Cost of Maintaining Escrow Account. Davis shall pay all account maintenance fees and other charges payable in connection with the establishment and maintenance of the Escrow Account.

          10. Termination. This Escrow Agreement shall terminate on the delivery of all of the assets in the Escrow Account to Davis and/or the Indemnifying Persons in accordance with the terms hereof.

          11. Waiver and Amendments. No provision of this Escrow Agreement shall be deemed waived, amended, or modified except by the written agreement of all of the parties hereto.

          12. Notices. Any notice or other communication in connection herewith shall be in writing and, addition to any other method of delivery utilized by the party giving the notice, such party shall transmit a copy thereof by facsimile to each of the other parties for whom a facsimile number is listed below. If a copy is so transmitted, it shall be deemed to have been delivered or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile or any other means, addressed (in any case) as follows:

             (a) if to Davis:

               Davis Instruments, LLC
               4701 Mount Hope Drive
               Baltimore, Maryland 21215
               Attention: Mr. Lee D. Rudow, President
               Facsimile: (410) 764-8237

             with a copy to:

               John S. Daniels
               Attorney at Law
               6440 North Central Expressway, Suite 503
               Dallas, Texas 75206
               Facsimile: (214) 368-9094

             (a) if to Inotek:

               INOTEK Technologies Corp.
               11212 Indian Trail
               Dallas, Texas 75229
               Attention: Neal E. Young
               Facsimile: (972) 210-1601

             with a copy to:

               Bruce A. Cheatham, Esq.
               Winstead, Sechrest & Minick P.C.
               5400 Renaissance Tower
               1201 Elm Street
               Dallas, Texas 75270
               Facsimile: (214) 745-5867

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             (c) if to the Indemnifying Persons:

               Mr. Neal E. Young
               4 Brigade Ct.
               Dallas, Texas 75225
               Facsimile: (214) 210-1601

               Mr. David L. White
               4205 Lakeside Drive
               Dallas, Texas 75219
               Facsimile: (214) 521-4293

               Mr. Dennis W. Stone
               5908 Lennox Hill
               Plano, Texas 75093

     or to such other address as any party may from time to time designate by written notice to the others.

          13. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

          14. Severability. If any provision of this Escrow Agreement shall, for any reason, be adjudicated by any body of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Escrow Agreement but shall be confined in its operation to the provision of this Escrow Agreement directly involved in the controversy in which such judgment shall have been rendered.

          15. Counterparts. This Escrow Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

          16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for the Indemnified Persons who are not parties to this Escrow Agreement, there shall be no third party beneficiaries hereof.

          IN WITNESS WHEREOF, this Escrow Agreement is duly executed by the undersigned as of the date first above written.

                                            DAVIS INSTRUMENTS, LLC

                                            By:  /s/ LEE D. RUDOW
                                              ----------------------------------
                                            Its:  President
                                              ----------------------------------

                                            INOTEK TECHNOLOGIES CORP.

                                            By:  /s/ NEAL E. YOUNG
                                              ----------------------------------
                                            Its:  Chairman
                                              ----------------------------------

                                                    /s/ NEAL E. YOUNG
                                            ------------------------------------
                                                       Neal E. Young

                                                   /s/ DAVID L. WHITE
                                            ------------------------------------
                                                       David L. White

                                                   /s/ DENNIS W. STONE
                                            ------------------------------------
                                                      Dennis W. Stone

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                                                                       EXHIBIT A

INDEMNIFYING PERSON   AMOUNT CONTRIBUTED   PERCENTAGE OF ESCROW FUND
-------------------   ------------------   -------------------------
  Neal E. Young         $111,459                     43.4%
 David L. White         $136,265                     53.0%
 Dennis W. Stone         $9,276                       3.6%

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